EXHIBIT 99.1

TOR Minerals International Reports First Quarter Financial Results

CORPUS CHRISTI, Texas, April 30, 2013 - TOR Minerals International (Nasdaq: TORM), producer of synthetic titanium dioxide and color pigments, specialty aluminas, and other high performance mineral fillers, today announced its financial results for the first quarter ended March 31, 2013. Highlights for the first quarter of 2013 as compared to the first quarter of 2012 included:

  1Q13 revenue decreased 11% to $11.4 million
  1Q13 diluted net loss of $75,000 versus 1Q12 diluted net income of $1.4 million
  1Q13 diluted loss per share : ($0.03) versus 1Q12 diluted EPS: $0.41
  Shareholders' equity as of March 31, 2013 increased to $13.48 per diluted share, versus $10.36 at the same time last year
Revenue by Product Group (in 000's)	1Q13	1Q12	% Change
TiO2 Pigments	$4,619	$6,135	-25%
Specialty Aluminas	4,734	4,742	0%
Other	2,074	1,931	7%
Total	$11,427	$12,808	-11%

* BARYPREM sales have been reclassified from Specialty Aluminas to "Other" which consists of Barium Sulfate and Other Specialty Minerals to make comparisons more meaningful.

Net sales decreased 11 percent during the first quarter of 2013, as a 25 percent decrease in TiO2 Pigment sales was only partially offset by a flat year-over-year comparison in specialty alumina sales and a 7 percent increase in other specialty minerals.  As expected, sales volumes of Titanium dioxide (TiO2) pigment products, which include HITOX®, TIOPREM® and synthetic rutile (SR) products, continued to be adversely affected by weakness in the broader market for TiO2.  Pricing of TiO2 products were relatively unchanged year over year.  The flat comparison in Specialty alumina sales, which includes the ALUPREM®, HALTEX® and OPTILOAD®, was primarily related to the order patterns of a large U.S. customer and shift in product mix to lower priced products, offsetting increasing sales in Europe.  Barium Sulfate and other product sales increased 7 percent, primarily due to increased volumes from new and existing BARTEX® customers in the United States.

During the first quarter of 2013, gross margin decreased to 13.1 percent of sales, versus 24.9 percent during the same period a year ago.  Almost half of the decrease in gross margin was related to lower utilization of the SR production plant in Malaysia.  As previously disclosed, the Company's SR production plant was shut down for the entire first quarter to perform significant construction and maintenance work. In addition to lower fixed cost absorption at the Malaysia plant, lower sales volumes and increased input costs also contributed to the decrease in gross margin.  Pricing for TiO2 pigments and Aluminas were relatively unchanged year over year.  Operating expenses increased 9.6 percent to $1.4 million, primarily related to increased staffing levels and research and development expenses.  During the first quarter, the net loss available to common shareholders was ($75,000), or ($0.03) per diluted share, as compared to net income of $1.4 million, or $0.41 per diluted share, during the same period a year ago.

"While improving, inflated customer inventory levels and soft demand trends have led to decreased volumes and pricing across the TiO2 industry.  We expect these market conditions to persist through the first half of 2013 and will likely continue to negatively affect both sales volumes for our TiO2 pigments and third-party sales of SR for the next several quarters.  Due to the value-added nature of our TiO2 products, relative to commodity TiO2 producers, we have been able to maintain pricing discipline.  In addition, we continue to innovate and have had success with our new TiO2 product, TIOPREM, which saw a 73 percent growth during the first quarter and represented 13 percent of TiO2 product sales. Longer term, we believe the demand and supply characteristics in the TiO2 industry will continue to create attractive opportunities for TOR Minerals, as customers increasingly discover the value-added attributes of substituting our HITOX® and TIOPREM® products for commodity TiO2," said Dr. Olaf Karasch.  "On the cost side, we expect near-term profitability to continue to be negatively affected by increased costs of raw materials and energy.  However, fixed cost absorption in our Malaysian SR plant should improve through the balance of the year as we have reduced SR inventory levels and we expect the incremental investments in improvements at our Malaysian SR plant to improve yields and reduce our production costs."

"While near-term pressure may impede our ability to deliver growth in our TiO2 business during the next several quarters, we expect continued growth in our specialty alumina and other product categories during 2013.  Our strategic focus remains on product innovation and continued reduction in our production costs with an objective to deliver on our targeted growth of 15% to 20% over the next three to five years" concluded Dr. Karasch.

TOR Minerals will host a conference call at 4:00 p.m. Central Time on April 30, 2013, to further discuss first quarter results. The call will be simultaneously Webcast, and can be accessed via the News section on the Company's website, www.torminerals.com.  Investors and interested parties may participate in the call by dialing 877-407-8033 and referring to conference ID # 412700.

Headquartered in Corpus Christi, Texas, TOR Minerals International is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slowdown in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information
Dave Mossberg,
Three Part Advisors, LLC
817 310-0051

Jeff Elliott
Three Part Advisors, LLC
972-423-7070

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2013	2012
NET SALES	$11,427	$12,808
Cost of sales	9,933	9,618
GROSS MARGIN	1,494	3,190
Technical services and research and development	153	82
Selling, general and administrative expenses	1,278	1,224
Loss on disposal of assets	10	-
OPERATING INCOME	53	1,884
OTHER EXPENSE:
Interest expense	(84)	(142)
(Loss) gain on foreign currency exchange rate	(87)	23
Other, net	12	-
INCOME (LOSS) BEFORE INCOME TAX	(106)	1,765
Income tax (benefit) expense	(31)	369
NET INCOME (LOSS)	$(75)	$1,396
Plus: 6% Convertible Debenture Interest Expense	-	22
Income (Loss) Available to Common Shareholders	$(75)	$1,418

Income (loss) per common share:
Basic	$(0.03)	$0.58
Diluted	$(0.03)	$0.41
Weighted average common shares outstanding:
Basic	2,987	2,402
Diluted	2,987	3,439

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)

	March 31, 2013	December 31, 2012
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,258	$2,799
Trade accounts receivable, net	5,376	3,972
Inventories, net	22,998	22,895
Other current assets	1,414	1,822
Total current assets	32,046	31,488
PROPERTY, PLANT AND EQUIPMENT, net	23,057	22,933
OTHER ASSETS	25	25
Total Assets	$55,128	$54,446

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,230	$4,608
Accrued expenses	1,934	1,864
Notes payable under lines of credit	4,162	2,109
Export credit refinancing facility	946	394
Current deferred tax liability	135	173
Current maturities - capital leases	19	33
Current maturities of long-term debt - financial institutions	1,192	1,202
Total current liabilities	11,618	10,383
LONG-TERM DEBT
Capital leases	7	12
Long-term debt - financial institutions	2,351	2,316
DEFERRED TAX LIABILITY	892	1,007
Total liabilities	14,868	13,718
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Common stock $1.25 par value: authorized, 6,000 shares; 2,987 shares issued and outstanding at 3/31/2013 and 12/31/2012	3,733	3,733
Additional paid-in capital	29,033	29,017
Retained earnings	3,194	3,269
Accumulated other comprehensive income:
Cumulative translation adjustment	4,300	4,709
Total shareholders' equity	40,260	40,728
Total Liabilities and Shareholders' Equity	$55,128	$54,446

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(75)	$1,396
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation	741	540
Loss on disposal of assets	10	-
Share-based compensation	16	6
Convertible debenture interest expense	-	17
Deferred income taxes	(145)	5
Changes in working capital:
Trade accounts receivables	(1,390)	(1,031)
Inventories	(278)	(1,588)
Other current assets	392	(142)
Accounts payable and accrued expenses	(1,226)	2,043
Net cash (used in) provided by operating activities	(1,955)	1,246

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(1,224)	(1,315)
Proceeds from sales of property, plant and equipment	2	-
Net cash used in investing activities	(1,222)	(1,315)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from (payments on) lines of credit	2,095	(1,543)
Net proceeds from export credit refinancing facility	557	1,159
Net (payments on) proceeds from capital leases	(18)	57
Proceeds from long-term bank debt	276	-
Payments on long-term bank debt	(200)	(204)
Proceeds from the issuance of common stock and exercise of common stock options	-	83
Net cash provided by (used in) financing activities	2,710	(448)
Effect of foreign currency exchange rate fluctuations on cash and cash equivalents	(74)	22
Net decrease in cash and cash equivalents	(541)	(495)
Cash and cash equivalents at beginning of year	2,799	3,381
Cash and cash equivalents at end of period	$2,258	$2,886

Supplemental cash flow disclosures:
Interest paid	$84	$140
Income taxes paid	$240	$-